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                                                                      Exhibit 16






September 17, 1997

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Power Designs, Inc. (the "Company") and, under the date of November 8, 1996, we reported on the financial statements of the Company as of and for the fiscal years ended June 30, 1996 and 1995. On May 21, 1997, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K/A dated September 17, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with the statements in (1) Item 5 thereof, related to the hiring of a President and Chief Executive Officer and an acting Chief Financial Officer, and (2) the third paragraph, related to consultation with McGladrey & Pullen. In addition, we are not in a position to agree or disagree with the statement that the change of accountants was approved by the board of directors.

Very truly yours,

/s/ KOSTIN, RUFFKESS & COMPANY, LLC



KOSTIN, RUFFKESS & COMPANY, LLC
Certified Public Accountants

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